SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A
(Amendment No. 3)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

LYONDELL CHEMICAL COMPANY
(Exact name of registrant as specified in its charter)

Delaware
(State of incorporation or organization)

95-4160558
(I.R.S. Employer I.D. No.)

1221 McKinney Street, Suite 700, Houston, Texas                                                                                                                                   77010
(Address of principal executive offices)                                                                                                                     (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

RIGHTS TO PURCHASE COMMON STOCK	NEW YORK STOCK EXCHANGE, INC.

If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instructions A. (c) (1), please check the following box.  ☐

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box.  ☐

Securities to be registered pursuant to Section 12(g) of the Act:

NONE

(Title of Class)

This Amendment No. 3 hereby amends the Registration Statement on Form 8-A/A filed by Lyondell Chemical Company (“Lyondell”), formerly Lyondell Petrochemical Company, on December 6, 2005 relating to the Rights to Purchase Common Stock.

ITEM 1.  DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

Lyondell and Computershare Trust Company, N.A. (the “Rights Agent”) have entered into an amendment, dated as of July 16, 2007, (the “Amendment”) to the Rights Agreement dated December 8, 1995, as amended (the “Rights Agreement”), in connection with the execution of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 16, 2007, among Lyondell, Basell AF, a Luxembourg company (“Basell”) and BIL Acquisition Holdings Limited, a Delaware corporation and a wholly-owned subsidiary of Basell (“Merger Sub”). The Amendment provides that none of (i) the announcement of the merger, (ii) the execution and delivery of the Merger Agreement, (iii) the conversion of shares of Common Stock into the right to receive the Merger Consideration (as defined in the Merger Agreement) or (iv) the consummation of the merger or any other transaction contemplated by the Merger Agreement will cause (1) any of Basell, Merger Sub, or any of their respective Subsidiaries, Affiliates or Associates to become an Acquiring Person, or (2) the occurrence of a Flip-In Event, a Flip-Over Event, a Distribution Date or a Stock Acquisition Date under the Rights Agreement.

The Rights Agreement was originally entered into by Lyondell on December 8, 1995, and was amended effective as of August 22, 2002, January 1, 2003, December 1, 2005, November 15, 2006 and July 16, 2007.

Investors should read the Rights Agreement, as amended, for details regarding its provisions.  We have incorporated by reference a copy of the rights agreement and the previous amendments thereto filed with the Securities and Exchange Commission as an exhibit to this registration statement on Form 8-A/A.  The Amendment is filed as Exhibit 4.6 hereto and is incorporated herein by reference. The foregoing summary of the Amendment is qualified in its entirety by reference to the full text of such exhibit.

ITEM 2.                        EXHIBITS.

4.1
Rights Agreement dated as of December 8, 1995, which includes as Exhibit A the form of Rights Certificate and as Exhibit B the Summary of Rights to Purchase Common Stock.  (Incorporated by reference to Exhibit 1 to the Company’s Current Report on Form 8-K dated as of December 12, 1995 (File No.  1-10145).)  Pursuant to the rights agreement, rights certificates will not be mailed until after the distribution date (as defined in the rights agreement).

4.2	Amendment to Rights Agreement dated August 22, 2002. (Incorporated by reference to Exhibit 4.4 to the Company’s Form 8-K dated as of August 22, 2002 (File No. 1-10145).)

4.3
Agreement of Substitution and Amendment of Rights Agreement dated January 1, 2003.  (Incorporated by reference to Exhibit 4.6(b) to the Company’s Form 10-K for the year ended December 31, 2002 (File No.  1-10145).)

4.4	Amendment to Rights Agreement dated December 1, 2005. (Incorporated by reference to Exhibit 4.4 to the Company’s Form 8-A/A filed on December 6, 2005 (File no. 1-10145).)

4.5	Amendment to Rights Agreement dated effective as of November 15, 2006 (Incorporated by reference to Exhibit 4.5 to the Company’s Form 8-A/A filed on November 15, 2006 (File no. 1-10145).)

4.6	Amendment to Rights Agreement dated effective as of July 16, 2007

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

LYONDELL CHEMICAL COMPANY

Date: July 19, 2007	By: /s/ Kerry A. Galvin
Name: Kerry A. Galvin
Title: Senior Vice President and General Counsel